Exhibit 99.2

  NAPRO RECEIVES PACLITAXEL ADMINISTRATION PATENT

  BOULDER, CO. -- January 8, 1998 -- NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) announced today that it has received a United States Patent relating to a novel method of administering paclitaxel. This patented method involves administering smaller, more frequent doses of the drug over a shorter infusion time compared to the administration schedule currently approved by the FDA for Bristol-Myers Squibb's paclitaxel product.

  Commenting on potential implications of the patent, Dr. Sterling K. Ainsworth, NaPro's President and Chief Executive Officer, said: "The data upon which the patent application was based was derived from in- vitro and animal studies, and treatment of human cancer patients using the patented method. No controlled clinical trials, however, have been performed using this method of administration. This novel administration method was designed based upon our understanding of the way in which paclitaxel works to inhibit cancer cell division."

     The patent has been assigned number 5,696,153 and is entitled "Therapeutic Regimen for Treating Patients."

  Napro paclitaxel is currently being sold commercially in nine countries outside of the United States through IVAX in South America and through F.H. Faulding Co. LTD in Australia, the middle East and Southeast Asia. NaPro BioTherapeutics, Inc. headquartered in Boulder, Colorado, with additional manufacturing and plantation operations in British Columbia, Canada, is a biopharmaceutical company focused on the development, production and licensing of complex natural-product pharmaceuticals.

  Except for the historical matters contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risks and uncertainties which may affect NaPro's business and prospects, including the risk that IVAX may not obtain regulatory approval or successfully commercialize Paxene (IVAX's formulation of NaPro paclitaxel) and certain economic, competative, governmental, technological and other factors discussed in NaPro's filings with the Securities and Exchange Commission.

  Contact:                                        Gordon Link
                                                  NaPro BioTherapeutics, Inc.
                                                  VP and Chief Financial Officer
                                                  tel: (303) 530-3891

                                                                              Or

                                                  Ruth Markowitz (investors)
                                                  Lisa Burns (media)
                                                  Burns McClellan, Inc.
                                                  Tel: (212) 213-0006

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